Exhibit 10.1
TRINET GROUP, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement”) is entered into by and between Jayaraman Venkataramani (“Jay Venkat”) (the “Executive,” "you" or “your”) and TriNet USA, Inc., a Delaware corporation (the "Company”) (each a “Party” and collectively the “Parties”), as of the last signature page appearing on the signature page hereof.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.EMPLOYMENT BY THE COMPANY

1.1    Title and Responsibilities. Subject to the terms set forth herein, and effective on the date on which you commence your employment with the Company, which shall be no later than June 30, 2022 (the “Effective Date”), you will be an employee of the Company, and, among other things, you shall serve as the Chief Digital and Innovation Officer of TriNet Group, Inc. (“TriNet,” which is the parent of the Company), and you will report to the Chief Executive Officer of the Company. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of TriNet and its subsidiaries including the Company (the “TriNet Group”). Within this relationship, you shall be expected to perform those duties the Company requires, within the bounds of its policies and the law, to the highest professional and ethical standards. Notwithstanding the foregoing, it is acknowledged and agreed that you may engage in civic and not-for-profit activities and/or serve on the boards of directors of noncompetitive private or public companies; provided, however, in each case that such activities do not materially interfere with the performance of your duties hereunder and, for service on any board of directors, prior approval shall be obtained from the Chief Legal Officer of the Company.

1.2    At-Will Employment. Your relationship with the Company is at-will, which means that you and the Company will have the right to terminate your employment with the Company at any time with or without cause, and with or without advance notice. In addition, the Company retains the discretion to modify the terms of your employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time; provided, however, that any such modification will not affect your rights under the Severance Plan in accordance with its terms (as defined below). You also may be removed from any position you hold in the manner specified by the Bylaws of the Company and applicable law.

1.3    Company Employment Policies. The employment relationship between the Parties will be governed by this Agreement and the standard employment terms and conditions as set forth in in the Company’s employee handbook and other form agreements, policies and procedures of the Company, including those relating to the mandatory arbitration provisions relating to employment-related disputes, the protection of confidential information and the assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement will control. Your failure or refusal to complete any of the Company’s aforementioned standard form agreements or acknowledgement of the Company’s standard employment policies and procedures will result in the automatic termination of your employment without triggering any severance benefits, notwithstanding section 2.4(b) below or the Severance Plan (as defined below).

2.COMPENSATION.

2.1    Salary. You will earn a base salary that is established in accordance with Company policy and subject to review and approval by the Compensation Committee (the “Committee”) of the Board of Directors of TriNet (the “Board”) and that is payable semi-monthly on the Company’s standard payroll dates, less any payroll deductions and all required taxes and withholdings. Your annualized base salary starting on the Effective Date is Six Hundred Thirty-Five Thousand Dollars ($635,000). You will be considered for annual adjustments in base salary in accordance with Company policy and subject to review and approval by the Committee. This is a full-time, exempt position and you are expected to work the Company’s normal business hours and such additional time as may be required by the nature of your work assignments (for which you will not be eligible for overtime compensation).

2.2    Equity Award. The parties agree that, in exchange for acceptance of the offer of employment and the execution of this Agreement, after the Effective Date, the Chief Executive Officer will recommend to the Committee an equity grant with a grant date value of One Million and Five Hundred Thousand Dollars ($1,500,000) (the "RSU Award'') comprised of time-vested restricted stock units to be settled in shares of TriNet common stock ("RSUs"') and an equity grant with a grant date value of One Million and Five Hundred Thousand Dollars ($1,500,000) (the "PSU Award'') comprised of performance-based restricted stock units to be settled in shares of TriNet common stock ("PSUs"'). The RSU and PSU Awards shall be made pursuant to TriNet's 2019 Equity Incentive Plan and shall be subject to the terms and conditions set forth in TriNet's forms of grant notice and award agreements. Approval of the recommendation of each Equity Award is in the sole and unreviewable discretion of the Committee. The number of RSUs and PSUs actually awarded under the RSU Award and the PSU Award, respectively, shall be determined based on the closing market price on the Grant Date, as defined under the Committee's standard award resolution language, following approval by the Committee. The RSUs under the RSU Award shall, if and when granted by the Committee, be subject to a four-year vesting schedule for new hires, with one-fourth of the total shares subject to the RSU Award (rounded down to the nearest whole share) vesting on the first anniversary of the Grant Date, and thereafter one-sixteenth of the total shares vesting on the 15th day of the second month of each calendar quarter after the first anniversary of the Grant Date (rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares), in each case provided that you are an Employee, Non-Employee Director or Consultant (each as defined in TriNet's 2019 Equity Incentive Plan) of the Company or TriNet on such vesting date. The PSUs under the PSU Award shall, if and when granted by the Committee, be determined based on the Committee’s evaluation of the Performance Criteria for the pertinent performance period (in this case, the 2022 calendar year) set forth in the PSU Award, and shall be subject to a two-year vesting schedule with one-half vesting on December 31, 2023 and one-half vesting on December 31, 2024, in each case provided that you are an Employee, Non-Employee Director or Consultant (each as defined in TriNet's 2019 Equity Incentive Plan) of the Company or TriNet on such vesting date.

You will be considered for annual or periodic “refresh” equity awards at the same time as the other executives, which will be subject to the terms and conditions of the Company’s equity incentive plan and the grant agreements. Approval of the recommendation of any equity award is in the sole and unreviewable discretion of the Committee or its subcommittee, the Equity Award Committee (the “EAC”).

2.3    Target Variable Compensation. Each year, you will be eligible to earn an annual performance-based variable compensation amount based on the achievement of corporate performance goals established by the Company and subject to approval by the Committee and individual performance goals and objectives, with the target amount for such variable compensation established in the Company's annual executive bonus plan (the “Target Variable Compensation"). For 2022, your Target Variable Compensation shall be 100% of your annual base salary prorated from the Effective Date, subject to the achievement of the corporate and individual performance goals and objectives. Achievement against goals and the actual amount of the Target Variable Compensation earned will be determined by the Company, in its sole discretion, and will be subject to the approval of the Committee. In order to earn and be paid such variable compensation, you must remain an active employee throughout the full-time period for which the Target Variable Compensation is paid, and for which time period the Company and the Committee assesses performance and the related compensation amounts, and you must be employed and in good standing on the date of Target Variable Compensation distribution. Any earned Target Variable Compensation shall be paid within thirty (30) days following its determination and approval by the Committee.

2.4    Sign-On Bonus. You will be eligible for a cash bonus in the amount of One Million Dollars ($1,000,000), less applicable taxes, deductions and withholdings, to be paid in one lump sum within the first ninety (90) days following the Effective Date (the "Sign-On Bonus"), provided you remain employed with the Company. In the event you voluntarily terminate your employment within two years of the Effective Date, you will be responsible for immediate repayment of the Sign-On Bonus in full to the Company.

2.5    Company Benefits.

(a) Standard Company Benefits. You will be eligible to participate in the Company's standard employee benefits plans that are available to employees generally in the U.S., as in effect from time to time, subject to the terms and conditions of such plans.

(b) Severance Benefits. The Committee has designated you as a Participant in the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan (the “Severance Plan”), a copy of which is attached hereto as Annex A, which shall be the only severance benefits from the Company to which you shall be entitled.

2.6    Expense Reimbursements. You will be eligible for reimbursement of eligible business expenses in accordance with the Company’s expense reimbursement program. For the avoidance of doubt, to the extent that any reimbursements payable by the Company to you under this Agreement or otherwise are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

3.    CONFIDENTIAL INFORMATION. As a condition of your continued employment, you must sign and comply with the Restrictive Covenants and Invention Disclosure Agreement (the “RCAIDA”) attached hereto as Annex B.

4.    GENERAL PROVISIONS.

4.1    Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including, personal delivery, email and facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at their address as listed on the Company payroll (which address may be changed by either Party by written notice).

4.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the Parties insofar as possible.

4.3    Waiver. If either Party should waive any breach of any provisions of this Agreement, they or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

4.4    Entire Agreement. This Agreement, including its annexes and exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof. As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promises, or representations, written or otherwise, between Executive and the Company with regard to this subject matter. This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

4.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile will be deemed the equivalent of originals.

4.6    Headings and Construction. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities will not be construed against either Party as the drafter.

4.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of their duties hereunder and they may not assign any of their rights hereunder without the written consent of the Company.

4.8    Informing Subsequent Employers. If Executive’s employment is terminated, the Company has the right to inform any subsequent employer of Executive’s obligations under this Agreement, and can send a copy of these terms of employment to that employer.

4.9    Attorney Fees. If either Party hereto brings any action to enforce their or its rights hereunder, the prevailing Party in any such action will be entitled to recover their or its reasonable attorneys’ fees and costs incurred in connection with such action.

4.10    Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“ JAMS ”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding at their expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the Parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

4.11    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the Parties have executed this first amended and restated employment agreement effective as of the Effective Date.

TRINET USA, INC.

/s/ Burton M. Goldfield
BURTON M. GOLDFIELD
President & Chief Executive Officer
Date: 06/14/2022

EXECUTIVE

/s/ Jay Venkat
JAY VENKAT
Date: 06/14/2022

ANNEX A

TRINET GROUP, INC. AMENDED AND RESTATED EXECUTIVE
SEVERANCE BENEFIT PLAN

[Separately filed with the Securities and Exchange Commission as Exhibit 10.5 to the Form 10-Q, filed on April 30, 2018.]

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TriNet Group, Inc.
Amended and Restated Severance Benefit Plan
Participation Notice
To: Jay Venkat

TriNet Group, Inc. (the “Company”) has adopted the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a “Participant” under, the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

You understand that by accepting your status as a Participant in the Plan, you are waiving your rights to receive any severance benefits on any type of termination of employment under any other contract or agreement with the Company.

By accepting participation, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

Please return a signed copy of this Participation Notice to Catherine Wragg at catherine.wragg@trinet.com and retain a copy of this Participation Notice, along with the Plan document, for your records.

TriNet Group, Inc. Signature: /s/ Burton M. Goldfield Printed Name: Burton M. Goldfield Title: President and CEO Date: 06/14/2022 Participant Signature:/s/ Jay Venkat Printed Name:Jay Venkat Date: 06/14/2022

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ANNEX B

RESTRICTIVE COVENANTS AND INVENTION DISCLOSURE AGREEMENT

As consideration for, among other things, my employment or continued employment after the date of this Agreement, all compensation now or hereafter paid to me, including but not limited to salary, commissions, bonus awards, insurance and other benefits, and all other forms and types of compensation and benefits, I agree to the terms and conditions of this Restrictive Covenants and Invention Disclosure Agreement (“RCAIDA” or “Agreement”) as follows:

1.Maintaining Confidential Company Information.

A.I acknowledge and agree that during my employment with TriNet USA, Inc. or any of its successors, subsidiaries, assigns, and related companies, including TriNet Group, Inc. (collectively, the “Company”), I will have access to, receive and/or will review the Company’s confidential or proprietary information or trade secrets (collectively, “Confidential Information”).

“Confidential Information” shall include, but not be limited to, the following types of non-public information in any form:

Trade secrets; research and development plans or projects; marketing, sales, financial, product and customer data and reports; computer materials such as software programs, instructions, source and object code, and printouts; information regarding the Company’s products, prospective products, inventions, developments, and discoveries; data compilations; development databases; business improvements; business plans (whether pursued or not); budgets; unpublished financial statements; licenses, including the terms thereof; fee agreements and vendor contracts; pricing models, formulas, and strategy; cost data and analyses; information relating to the skills and compensation of other employees of the Company; the personal information and protected health information of other employees of the Company, which I would not have obtained absent my employment with the Company, including worksite employees brought to TriNet by its customers; lists of former, current and potential customers of TriNet and all non-public information about them such as contact person(s), pricing, product and/or service needs or requirements, profitability, cost to service, and other terms; marketing strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of the Company’s suppliers, vendors, and contractors, and all information about the Company’s relationships with its suppliers, vendors and contractors such as contact person(s), pricing and other terms. The definition of “Confidential Information” shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well).

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For clarity, “Confidential Information” is limited to information that is known only to the Company and its customers, vendors and/or suppliers and that is not otherwise generally available to the public. To the extent that I have any question as to whether any information constitutes Confidential Information, or whether any email, spreadsheet, PowerPoint, file, or other document contains Confidential Information, I agree to obtain the express written permission of my manager before transmitting, using or disclosing the information for any purpose that is, in whole or in part, outside of my assigned job duties or responsibilities. In no event shall I transmit, use, or disclose Confidential Information for any purpose other than a purpose that is designed to be in the best interest of the Company.

Expressly excluded from the definition of “Confidential Information” is any information that (a) through no fault of mine becomes generally known to the public and/or is readily and lawfully available to the public through a public media source such as television, radio or a publicly-available magazine or newspaper; (b) I lawfully obtained and possessed prior to my employment with the Company; or (c) I lawfully obtained after termination of my employment with the Company from a third party who was lawfully in possession of the information and permitted to disclose it to me.

I understand and acknowledge that this definition and description of Confidential Information includes information in any and all forms, whether original, duplicated, compiled, aggregated, segregated, or summarized; and whether on paper, electronically stored, conveyed verbally, residing in my memory, or reproduced from my memory. I agree that if information qualifies as Confidential Information, it does not lose its confidentiality simply because I am able to remember it.

B.During my employment with the Company, I shall not directly or indirectly transmit, disclose, furnish, or use any Confidential Information other than as reasonably needed to perform my job duties and responsibilities for the Company. I acknowledge and agree that I am only permitted to transmit, disclose, furnish, and use Confidential Information if, in so doing, I am acting in good faith and in the best interests of the Company. Once my employment with the Company ends, I shall not directly or indirectly transmit, use, furnish, or disclose any Confidential Information to any person or entity for any reason.

C.I understand that my agreement not to transmit, use, furnish, or disclose Confidential Information includes, but is not limited to directly or indirectly: (i) using Company trade secrets to identify or target any entity that has an existing contractual relationship with the Company for my own personal benefit or the benefit of any other firm or entity; (ii) using trade secrets to facilitate the solicitation, for my own personal benefit or the benefit of any other firm or entity, of any entity that has an existing contractual relationship with the Company; and/or (iii) using trade secrets to otherwise unfairly compete with the Company.

D.I acknowledge and agree that all Confidential Information is proprietary and shall remain the exclusive property of the Company. Accordingly, within ten calendar days of the earlier of (1) my providing notice of resignation to the Company; (2) the Company’s notice to me of the separation of my employment; or (3) the end of my employment with the Company for any other
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reason or under any other circumstance, I shall return to the Company any and all Confidential Information in my possession, custody or control, including, but not limited to, all Confidential Information contained in any email, word processing document, PowerPoint presentation, spreadsheet, text, instant message or other electronically-stored document or electronic data storage media, without exception. This covenant to return Confidential Information includes all Confidential Information in my possession, custody, or control regardless of where it may reside or be stored.

E.     My obligations under this Paragraph 1 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality I may have, including any obligations under the common law, statutory law or under general legal or equitable principles, or under any other Agreement I may have with the Company.

F.     I agree that the terms of this Paragraph 1 are reasonable and essential for the protection of the trade secrets, proprietary data and confidential information of the Company; that the Company’s Confidential Information provides the Company with a competitive advantage in the marketplace; that activity in violation of this Paragraph 1 is likely to cause substantial and irreparable harm to the Company; and that the Company has legitimate business reasons to seek protection against improper and unauthorized disclosures of Confidential Information. I further agree that the terms of this Paragraph 1 are reasonably narrow to protect the Company’s interests and will not impair, hinder, hamper, or otherwise impact my ability to obtain other gainful employment after my employment with the Company terminates.

G.     In the event I receive a subpoena, deposition notice, interview request, or other process or order to testify regarding or to disclose Confidential Information, I shall within five (5) business days of receiving such subpoena, deposition notice, or request: (i) notify the Company’s Legal Department in writing of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (ii) furnish the Company’s Legal Department with a copy of said subpoena, deposition notice, interview request, or other process or order; and (iii) provide reasonable cooperation with respect to any procedure that the Company may initiate to protect Confidential Information or other interests. If the Company objects to the subpoena, deposition notice, interview request, process, or order, I shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, I shall be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order provided that I have fulfilled the above obligations.

H.     Pursuant to the Defend Trade Secrets Act, I understand that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may
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disclose the employer’s trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to court order.

I.     Notwithstanding anything in this Agreement or otherwise, I understand that:

1.I have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement or otherwise is intended to prohibit me from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and I may do so without notifying the Company. The Company may not retaliate against me for any of these activities, and nothing in this Agreement or otherwise would require me to inform the Company of any of these activities or waive any monetary award or other payment that I might become entitled to from the SEC or any other governmental authority.

2. Nothing in this Paragraph 1 or this Agreement shall limit in any way any statutory right I may have to disclose or use information under Section 7 of the United States National Labor Relations Act or any other applicable law. I further understand and acknowledge that nothing in this Paragraph 1 or this Agreement prohibits me from disclosing information about my wages or terms and conditions of employment or from disclosing unlawful acts in the workplace such as sexual harassment, discrimination, or retaliation. I understand and acknowledge that the Company will not take any disciplinary action or other adverse employment action against me for properly exercising my legal rights.

3. Nothing in this Paragraph 1 or this Agreement shall preclude me from maintaining, possessing, or disclosing at any time my own personal information, including without limitation my pay history, wage statements, and tax-related documents and materials, even after my employment with the Company terminates.

4. The obligations contained within this Paragraph 1 shall remain in place and continue for a period of five (5) years after my employment with the Company ends; provided, however, that with respect to trade secrets, the confidentiality obligations shall continue in perpetuity. If I am unsure or uncertain as to whether information constitutes a trade secret, I will contact the Company’s Legal Department to discuss the issue and I agree that I will not transmit, disclose, or use the information in question without first obtaining express written consent from the Company’s authorized legal representative.

2.     Third-Party Information.

A.    I acknowledge and agree that the Company has in the past received, and in the future will receive, information from customers, vendors and other third parties that is confidential, proprietary, or that the third party does not want disclosed outside of the Company (“Third-
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Party Information”). I understand that the Company typically receives such information under a legal duty to maintain its confidence, and that the Company has a legitimate business interest in ensuring that it does not disclose Third-Party Information to persons outside of the Company, to persons within the Company who are not authorized to access or use it, or to any party who seeks to use or disclose it for an improper or unauthorized purpose.

B.     During my employment with the Company, I shall not directly or indirectly transmit, disclose, furnish, or use any Third-Party Information other than as I am expressly authorized and as reasonably needed to perform my job duties and responsibilities for the Company. I acknowledge and agree that I am only permitted to transmit, disclose, furnish, and use Third-Party Information if, in so doing, I am authorized to do so, act in good faith, and do so in the best interests of the Company. Once my employment with the Company ends, I shall not directly or indirectly transmit, use, furnish, or disclose any Third-Party Information to any person or entity for any reason.

C.    Within ten calendar days of the earlier of (1) my providing notice of resignation to the Company; (2) the Company’s notice to me of the separation of my employment; or (3) the end of my employment with the Company for any other reason or under any other circumstance, I shall return to the Company any and all Third-Party Information in my possession, custody or control, including, but not limited to, all Third-Party Information contained in any email, word processing document, PowerPoint presentation, spreadsheet, text, instant message, any hard copy or other electronically-stored document, without exception. This covenant to return Confidential Information includes all Confidential Information in my possession, custody, or control regardless of where it may reside or be stored. I further acknowledge and agree that I shall not be permitted to retain in my possession, custody or control any documents or materials containing Third-Party Information, whether such documents or materials are original, copies, compilations, summaries, analyses, or otherwise.

D.     My obligations under this Paragraph 2 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality I may have, including any obligations under the common law, statutory law or under general legal or equitable principles, or under any other Agreement I may have with the Company.

E.     I agree that the terms of this Paragraph 2 are reasonable and essential for the protection of Third-Party Information; that activity in violation of this Paragraph 2 may cause substantial and irreparable harm to the Company and/or its customers, vendors and other third parties; and that the Company has legitimate business reasons to seek protection against improper disclosures of Third-Party Information entrusted to the Company. I further agree that the terms of this Paragraph 2 are reasonably narrow to protect the Company’s interests and will not impair, hinder, hamper, or otherwise impact my ability to obtain other gainful employment after my employment with the Company terminates.

3.     No Improper Use of Information of Prior Employers and Others. During my employment with the Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom I have an
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obligation of confidentiality, and I will not bring on to Company premises or place on any Company hardware, software or equipment any proprietary or confidential information or property belonging to any former employer or any other person to whom I have an obligation of confidentiality (unless consented to in writing by that former employer or person). I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. I represent and warrant that my employment with the Company will not violate or breach any agreement I have entered with any other person or entity. I further represent and warrant that I have disclosed to the Company, in writing, any restrictive covenants I may be bound to, including any non-disclosure, non-solicitation, and non-competition covenants.

4.     Return of Company Property. In addition to the obligations in Paragraphs 1 and 2 above, when I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, copy, recreate or deliver to anyone else in whole or in part) any and all items I received from the Company including but not limited to files, drawings, notes, notebooks, memoranda, specifications, records, business plans and forecasts, financial information, sales materials, customer and prospective customer lists, reports, programs, proposals, specifications computer-recorded information (including emails), tangible property (including but not limited to laptop/desktop computers, flash drives, CD-ROMs, cell phones, smartphones, tablets and other PDA devices), building entry/access cards, corporate credit cards, identification badges and keys, devices, and documents, together with all copies thereof (in whatever medium recorded) and any other property or material containing, summarizing, characterizing or disclosing Confidential Information or Third-Party Information. I further agree that any property owned by the Company, wherever located, including laptops, cellular telephones, iPads, thumb drives, CDs, disks and any other storage media, computers, filing cabinets, desks/desk drawers, or lockers, is subject to inspection by Company personnel at any time during and after my employment, with or without notice.

5.     Solicitation Restriction.

A.     During any period in which I am employed by the Company and for a period of one year thereafter, I shall not, directly or indirectly, engage in any conduct intended or reasonably calculated to solicit, approach, recruit, induce or urge any employee, independent contractor, or agent of the Company to discontinue, in whole or in part, his/her employment relationship with the Company. The restrictions in this paragraph apply only to those employees, independent contractors, or agents of the Company who at any time during the twelve months preceding termination of my employment with the Company: (a) I worked with in my department, (b) I had material contact with, or (c) I supervised.

B.     I acknowledge and agree that, due to nature of the Company’s business, the restrictive covenants contained in Paragraphs 1, 2 and 5 are essential for the reasonable, proper, and adequate protection of the Company’s business, trade secrets, proprietary data and confidential information. I further acknowledge and agree that the covenants in Paragraphs 1, 2 and 5 are not
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overly broad or unduly burdensome, and that they will not prevent me from earning a livelihood following the termination of my employment with the Company.

6.     Ownership of Discoveries & Results and Proceeds. Any inventions (whether or not patentable), discoveries, designs, business methods, improvements or works of authorship made by me, alone or jointly with others, and all results and proceeds of my services to the Company ("Results and Proceeds”) at any time during my employment by the Company which are made, conceived, reduced to practice or learned by me in the course and scope of my employment or with the use of the Company’s time, property (whether tangible or intangible), materials or facilities, or relating to any subject matter with which my work for the Company is concerned, are hereby irrevocably and unconditionally assigned to the Company for its benefit and shall be the exclusive property of the Company. Any copyrightable subject matter included in the Results and Proceeds shall be “works made for hire” as that phrase is defined in the Copyright Act of 1976 (17 U.S.C. 101 et seq.). If it is ever determined that any Results and Proceeds cannot be considered “works made for hire” or otherwise cannot be fully assigned to the Company under applicable law, I hereby grant to the Company in perpetuity and on an exclusive and irrevocable basis all worldwide rights of every kind and nature, whether now known or hereafter recognized, in and to such Results and Proceeds to the maximum extent permitted by applicable law. Without limitation of the foregoing, the Company has the exclusive right to obtain and own all patents and copyright registrations with respect to such Results and Proceeds. Neither the expiration nor the termination of this Agreement shall affect the Company’s ownership of or rights in the Results and Proceeds or any intellectual property rights therein. To facilitate the determination of whether any invention, discovery, designs, business methods, improvement or work of authorship is properly transferable to the Company, I will promptly advise it of all inventions, discoveries, improvements or works of authorship made, conceived, reduced to practice or learned by me during the term of my employment and for six months after termination of my employment. I understand that my obligations under this Paragraph 6 do not apply to any invention that qualifies fully as a non-assignable invention under any law of any jurisdiction, in each case, to the extent applicable to my inventions.

I hereby represent and warrant that all Pre-existing Work for which I claim ownership was disclosed in writing by me to the Company in connection with my prior Proprietary Information and Inventions Agreement (PIIA), which disclosures, if any, are incorporated herein by reference. (Pre-existing Work consists of inventions, improvements and other works I alone or jointly conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I considered to be my property or the property of third parties when I executed any prior invention disclosure or PIIA with the Company.)

I agree that I will not incorporate any Pre-existing Work into any Company works without first obtaining the express, written approval of the Company in each case. To the extent that I incorporate any Pre-existing Work into any Company works, I hereby represent and warrant that I have all necessary rights and authority to do so and hereby grant to Company the perpetual, irrevocable, non-exclusive, worldwide, royalty-free and sublicensable right to use and exploit such Pre-existing Work for any and all purposes in connection with the Company's and its affiliates' and their respective successors' and assigns' current and future businesses.
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7.     Perfection and Enforcement of Proprietary Rights. I will assist the Company in every proper way at the Company's request and direction to obtain, perfect and enforce United States, Canadian and foreign patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company information and/or Results and Proceeds in any and all countries. Without limiting the generality of the foregoing, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. My obligation to assist the Company pursuant to this Paragraph 7 shall continue following the termination of my employment, but the Company shall compensate me at a reasonable rate to be determined by the Company consistent with its ordinary practices after my termination for the time actually spent by me at the Company’s request for such assistance. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to obtain my signature for any document required by this Paragraph 7, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such documents with the same legal force and effect as if originally executed by me, and I declare that this power of attorney shall be deemed to be coupled with an interest and irrevocable, and may be exercised during any subsequent legal incapacity.

8.     No Continued Employment; Exit Interview. I understand that my employment with the Company is at-will and that this Agreement does not confer any right of continued employment by the Company and does not limit in any way the Company’s right or my right to terminate my employment at any time and for any reason or no reason, with or without cause in accordance with applicable law. In the event my employment with the Company terminates for any reason, I will, if requested, participate in an exit interview with the Company and reaffirm in writing my obligations as set forth in this Agreement (though such re-affirmance is not required in order for the terms of this Agreement to remain valid and enforceable). I agree to provide the Company with the name and address of my new employer, and consent to the Company’s notification to my new employer of my rights and obligations under this Agreement, including that I agree the Company may provide a copy of this Agreement to any such new employer.

9.     Legal and Equitable Remedies.

A.    In the event I breach or threaten to breach, or the Company reasonably believes I am about to breach, any of the terms, conditions or restrictive covenants in Paragraphs 1, 2 or 5 of this Agreement, I agree that the Company will be entitled to injunctive relief as well as an equitable accounting of all earnings, profits and other benefits relating to or arising from a violation of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled at law or in equity. I acknowledge and agree that a breach of Paragraphs 1, 2 or 5 will cause the Company to suffer immediate and irreparable harm and that money damages will not be adequate to compensate the Company or to preserve the status quo. Therefore, I consent to the issuance of a temporary restraining order, preliminary injunction, and other injunctive relief necessary to enforce this Agreement.
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B.    In the event of a breach of Paragraph 5, the Company shall be entitled to an injunction, judgment, or other order that requires me to comply with the breached term, condition or covenant for a time period equal to the period of the breach. The relief provided for in this Paragraph 9(B) shall be in addition to, and not in lieu of, all other rights and remedies available at law and equity.

C.    I agree that any application for temporary restraining order and/or temporary or preliminary injunctive relief shall be adjudicated exclusively in a court of competent jurisdiction, even if the Company and I are parties to an arbitration agreement that otherwise includes disputes under this Agreement. I agree that the injunctive relief to which I consented above, under the circumstances addressed in this Section 9(C), shall be granted by a court of competent jurisdiction pending arbitration on the merits to preserve the status quo pending completion of such arbitration.

D.    I agree that in any proceeding alleging breach of this Agreement (whether in court or in arbitration), the Company and I each shall have the right to engage in deposition and document discovery, and the Company shall have the right to conduct forensic examination(s) of any computers and/or electronic devices in my possession, custody or control, if the Company reasonably believes such devices contain Confidential Information or other Company property. I further agree that in connection with any application for injunctive relief to enforce this Agreement (including without limitation any application for temporary and/or preliminary injunctive relief), the foregoing discovery shall be conducted on an expedited basis, including expedited document and deposition discovery.

E.    If any dispute under this Agreement is subject to resolution by arbitration under an agreement or program agreed to by me with the Company, I understand and agree that my agreement to engage in expedited discovery as outlined in Section 9(D) is an essential term of the parties’ arbitration agreement, and these provisions are intended to supplement and modify any applicable arbitration rules which may be incorporated into any arbitration agreement that is applicable to the dispute. Accordingly, both I and the Company request that any court of competent jurisdiction order such expedited discovery in order to enforce the parties’ arbitration agreement as written and in accordance with its terms.

F.    I understand and agree that: all of the foregoing remedies are expressly without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement (including recovery of monetary damages, which may include clawback or disgorgement of any compensation paid during any period of disloyalty or breach of this Agreement).

G.    If a lawsuit is brought that relates to or arises out of this Agreement or my employment with or termination from the Company, the prevailing party in that lawsuit shall be awarded its reasonable attorneys’ fees and expenses.

10.     Modification & Severability; Other Restrictive Covenants. If any section, provision, paragraph, phrase, word, and/or line (collectively “Provision”) of this Agreement is held to be
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unenforceable, then I agree that this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement shall not affect the validity or enforceability of the remaining Provisions, which shall be enforced as if the offending Provision had not been included in this Agreement.

11.     Binding Effect and Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, affiliated entities, and any party-in-interest. I agree that, should the Company be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were the Company itself enforcing the Agreement. Notwithstanding the foregoing, I understand and agree that I may not assign this Agreement.

12.     Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason for the termination, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.    Waiver & Amendment. I agree and understand that a waiver by the Company of the breach of any of the provisions of this Agreement shall not be deemed a waiver of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein. No waiver shall be effective unless made in writing and signed by an officer of the Company. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. This Agreement can only be amended or changed in a writing signed by both parties.

14.     Change in Employment. I agree that any subsequent change in my duties, title, salary, or compensation will not affect in any respect the validity, enforceability, or scope of this Agreement.

15.     Governing Law, Jurisdiction and Venue. I understand and agree that in the event of any disputes under this Agreement, then the following applies:

A.     The Agreement will be governed by, construed, interpreted, and its validity determined under the law of the State, Province or Territory in which I last worked for the Company, without regard to such jurisdiction’s conflicts of laws principles. Such law shall govern regardless of the court or arbitration forum in which a dispute may be adjudicated.

B.     The parties agree that the exclusive and mandatory venue for adjudicating any disputes under this Agreement shall be the federal court or state (or provincial or territorial, as the case may be) court having original jurisdiction for the location in which I last worked for the Company.

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C.     The parties hereby consent to jurisdiction in such court for such purpose, and I consent to service of process by mail in respect of any such suit, action or proceeding. The parties further agree not to file any action relating in any way to this Agreement in any court other than as specified in this Section. Notwithstanding any of the foregoing, if any dispute under this Agreement is subject to resolution by arbitration under an agreement or program agreed to by me and the Company, then such arbitration shall be the sole and exclusive venue for adjudicating such disputes, other than any requests for a temporary restraining order and/or a temporary or preliminary injunction pending arbitration, which are reserved exclusively for adjudication in court pursuant to Section 9 above even in otherwise arbitrable disputes.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND UNDERSTAND THIS AGREEMENT AND ALL OF ITS TERMS.

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN PROVIDED AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT, TO ASK QUESTIONS ABOUT THIS AGREEMENT AND TO HAVE A LAWYER OF MY CHOOSING REVIEW THIS AGREEMENT.

I AM SIGNING THIS AGREEMENT VOLUNTARILY, AND I VOLUNTARILY CONSENT TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

I STIPULATE, ACKNOWLEDGE AND AGREE THAT THE BENEFITS AND CONSIDERATION THE COMPANY IS PROVIDING TO ME IN CONNECTION WITH MY EMPLOYMENT ARE SUFFICIENT CONSIDERATION FOR ALL OF THE TERMS IN THIS AGREEMENT.

Signature: /s/ Jay Venkat
Date: 06/14/2022

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